Issuer Free Writing Prospectus
Filed Pursuant to Rule 433

Registration No. 333-197886

September 15, 2016

PRICING TERM SHEET

11,976,745 COMMON SHARES

The information in this pricing term sheet relates to the offering (the “Offering”) of 11,976,745 common shares of Star Bulk Carriers Corp. (the “Company”) and should be read together with the preliminary prospectus supplement, dated September 14, 2016, relating to the Offering and the base prospectus, dated February 5, 2015, including the documents incorporated by reference therein (collectively, the “Preliminary Prospectus”), relating to the Company’s Registration Statement on Form F-3 (File No. 333-197886) (the “Registration Statement”). Terms used but not defined herein have the meanings given to them in the Preliminary Prospectus.

Issuer	Star Bulk Carriers Corp.
Common shares offered
To the Significant Shareholders	7,744,480
To other investors	4,232,265
Significant Shareholders’ percentage of ownership of common shares of the Company after the Offering	Oaktree	51.8%
	Caspian	6.6%
	Pappas Affiliates	5.8%

Trade date	September 15, 2016
Closing date	September 20, 2016 (T+3)
Public offering price	$ 4.30
Gross proceeds to the Company	$ 51,500,004
Net proceeds to the Company (before expenses) (1)	$ 50,590,067
Underwriters	Citigroup Global Markets, Inc. Clarksons Platou Securities, Inc. Deutsche Bank Securities Inc. DNB Markets, Inc.

Co-Managers	ABN AMRO Securities (USA) LLC AXIA Capital Markets LLC Credit Agricole Securities (USA) Inc. DVB Capital Markets LLC Skandinaviska Enskilda Banken AB

(1) The underwriters will not receive any underwriting fees on the sale of the common shares sold to the Significant Shareholders.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement, the Preliminary Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 (toll free), Clarkson Platou Securities, Inc. at 1-855 864 2265 (toll free), Deutsche Bank Securities Inc. at 1-800-503-4611 (toll free) and DNB Markets, Inc. at 1-212-681-3800.

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